UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2009

WELLS FARGO & COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-2979	No. 41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of Principal Executive Offices) (Zip Code)

1-866-249-3302

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Determinations for Certain Senior Executive Officers.

On August 3, 2009, the Board of Directors of Wells Fargo & Company (the “Company”) and its Human Resources Committee (the “Committee”) increased the 2009 annual base salary for John G. Stumpf, President and Chief Executive Officer, to $5,600,000 from $900,000, for Howard I. Atkins, Senior Executive Vice President and Chief Financial Officer, to $3,339,156 from $700,000, for David A. Hoyt, Senior Executive Vice President and head of Wholesale Banking, to $3,866,667 from $700,000, and for Mark C. Oman, Senior Executive Vice President and head of Home and Consumer Finance, to $3,866,667 from $600,000. The Committee also determined that 83.93%, 79.04%, 81.90% and 84.48%, respectively, of each year’s base salary for Messrs. Stumpf, Atkins, Hoyt and Oman, net of tax withholdings and deductions, will be paid in Company common stock granted under the Company’s Long-Term Incentive Compensation Plan, resulting in the net annual base salary increase for each executive being paid in stock. The number of shares of Company common stock granted as of each payroll period end date will be determined by dividing the amount of base salary payable in stock by the NYSE-only closing price on the grant date or, if the NYSE is closed on the grant date, by the NYSE-only closing price on the immediately preceding date on which the NYSE is open. Messrs. Stumpf, Atkins, Oman and Hoyt may not sell or otherwise transfer the stock they receive in payment of base salary until the Company repays the U.S. Treasury Department’s Capital Purchase Program (“CPP”) investment in the Company, except upon their death or permanent disability. The Committee may, in its sole discretion and without the executive’s consent, at any time, terminate, suspend or modify the award agreement. For more information about the grant terms, refer to the Stock Award Agreements for each of Messrs. Stumpf, Atkins, Hoyt and Oman filed as Exhibits 10(a), 10(b), 10(c) and 10(d), respectively, to this report and incorporated herein by reference.

Also on August 3, 2009, the Committee granted to Mr. Stumpf 108,528 long-term restricted share rights (“RSRs”) with an aggregate award value of $2,800,000 based on the closing price of the Company’s common stock on the date of grant. Each RSR entitles Mr. Stumpf to receive one share of Company common stock contingent upon vesting. The RSRs will vest in two installments: two-thirds on August 3, 2011 and the remaining one-third on August 3, 2012, subject to prior repayment by the Company of CPP funds. Mr. Stumpf will forfeit the RSRs if he terminates his employment with the Company before August 3, 2011, other than because of his death or permanent disability. The Committee required as a condition to receiving the award, that Mr. Stumpf agree to hold, while employed by the Company and for at least one year after retirement, shares of Company common stock equal to at least 50% of the after-tax shares (assuming a 50% tax rate) acquired upon vesting of the RSRs. The Committee may reduce, delay vesting, revoke, cancel or impose additional conditions and restrictions on the award if the Committee deems it necessary or advisable to comply with applicable law or regulation. The RSRs include the right to receive dividend equivalents to be reinvested in Company common stock in the form of additional RSRs. The additional RSRs will be distributed in shares of Company common stock when, and if, the underlying RSRs vest and are distributed. For more information about the grant terms, refer to the RSR Award Agreement for Mr. Stumpf filed as Exhibit 10(e) to this report and incorporated herein by reference.

A copy of the press release announcing the Committee’s compensation decisions described above is furnished as Exhibit 99.1 to this report.

Update Regarding Previously Announced Retirement of Executive Officer.

The Company previously disclosed under Item 5.02 of its Current Report on Form 8-K filed on August 26, 2008 that Mr. Oman had informed the Company that he would retire from the Company at the end of 2009. At the request of Mr. Stumpf, Mr. Oman has decided not to retire, and he will continue in his role as Senior Executive Vice President and head of Home and Consumer Finance.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10(a)	Stock Award Agreement for John G. Stumpf

10(b)	Stock Award Agreement for Howard I. Atkins

10(c)	Stock Award Agreement for David A. Hoyt

10(d)	Stock Award Agreement for Mark C. Oman

10(e)	RSR Award Agreement for John G. Stumpf

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2009	WELLS FARGO & COMPANY

	By:	/s/ Julie M. White
Julie M. White
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
10(a)	Stock Award Agreement for John G. Stumpf

10(b)	Stock Award Agreement for Howard I. Atkins

10(c)	Stock Award Agreement for David A. Hoyt

10(d)	Stock Award Agreement for Mark C. Oman

10(e)	RSR Award Agreement for John G. Stumpf

99.1	Press Release